UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SPIRE INC.

(Exact name of registrant as specified in its charter)

Missouri	74-2976504
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Market Street

St. Louis, Missouri 63101

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/1,000th interest in a share of 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00 per share	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): 333-231443

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00 per share (the “Series A Preferred Stock”), of Spire Inc., a Missouri corporation (the “Company”). The descriptions of the Depositary Shares and the underlying Series A Preferred Stock are contained in the Company’s Prospectus, dated May 14, 2019, included in the Company’s registration statement on Form S-3, as amended (File No. 333-231443) under the captions “Description of Depositary Shares” and “Description of Capital Stock,” and the Company’s Prospectus Supplement with respect to the Depositary Shares, dated May 14, 2019, under the captions “Description of the Depositary Shares” and “Description of the Series A Preferred Stock,” and those sections are incorporated herein by reference. The Depositary Shares are expected to be listed on the New York Stock Exchange LLC.

The summary descriptions of the Depositary Shares and the underlying Series A Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the exhibits, which are incorporated by reference herein and may be amended from time to time.

Item 2.	Exhibits.

The documents listed below are filed as exhibits to this Registration Statement.

Exhibit	Description

3.1	Articles of Incorporation, as amended, effective as of April 28, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 3, 2016, File No. 1-16681).

3.2	Certificate of Designations with respect to the Series A Preferred Stock, dated May 16, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 21, 2019, File No. 1-16681).

3.3	Bylaws, as amended, effective April 28, 2016 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 3, 2016, File No. 1-16681).

4.1	Deposit Agreement, dated as of May 21, 2019 among Spire Inc., Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 21, 2019, File No. 1-16681).

4.2	Form of Certificate representing the Series A Preferred Stock (included in Exhibit 3.2 hereto).

4.3	Form of Depositary Receipt for the Depositary Shares (included in Exhibit 4.1 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE INC.

Date: May 21, 2019

	By:	/s/ Steven P. Rasche
		Name:	Steven P. Rasche
		Title:	Executive Vice President, Chief Financial Officer